Exhibit 8.2

Barristers & Solicitors Patent & Trade-mark Agents McCarthy Tétrault	McCarthy Tétrault LLP Suite 3300, 421-7th Avenue S.W. Calgary AB T2P 4K9 Canada Telephone: 403 260-3500 Facsimile: 403 260-3501 mccarthy.ca

January 17, 2007

Spectra Energy Corp

5400 Westheimer Court

Houston Texas 77056

U.S.A.

Dear Sirs/Mesdames:

Re: Form S-3

We participated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares of the common stock of Spectra Energy Corp issuable upon exchange or redemption of the exchangeable shares of Duke Energy Canada Exchangeco Inc., including the discussion set forth in the Registration Statement under the heading “Canadian Federal Income Tax Considerations”. The discussion and the legal conclusions with respect to Canadian federal tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement.

Yours very truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP

McCarthy Tétrault LLP

Vancouver, Calgary, London, Toronto, Ottawa, Montréal, Québec and London, England